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                                                                    EXHIBIT 23.3

                      CONSENT OF PRICEWATERHOUSECOOPERS DA

We hereby consent to the incorporation by reference in the Prospectuses constituting part of this Registration Statement on Form F-3 of Petroleum Geo-Services ASA, PGS Trust II and PGS Trust III of our report dated February 12, 1997, except as to Note 7, which is as of March 21, 1997, Notes 11 and 13, which are as of February 12, 1998, and Note 12, which is as of June 23, 1998, which appears on page F-2 of the Form 20-F/A of Petroleum Geo-Services ASA dated November 5, 1999, which amends the Form 20-F dated June 4, 1999. We also consent to the references to us under the heading "Experts" in such Prospectuses.


PRICEWATERHOUSECOOPERS DA

/s/ A. Anders Eng

A. Anders Eng
State Authorized Public Accountant (Norway)

Oslo, Norway
November 5, 1999